Zayo Group Holdings, Inc. Reports Financial Results for the Third Fiscal Quarter Ended March 31, 2016

Third Fiscal Quarter 2016 Financial Highlights

•	$478.0 million of consolidated revenue, including $96.1 million from Zayo Canada (commencing with the January 15 close of the Allstream acquisition)
•	$242.8 million of adjusted EBITDA, including $18.2 million from Zayo Canada
•	6% QoQ annualized pro forma recurring revenue growth (8% growth in constant currency), excluding Zayo Canada
•

Near-record bookings of $7.0 million, gross installs of $5.9 million, record-low churn of 1.0% and net installs of $2.1 million, all on a monthly recurring revenue (MRR) and monthly amortized revenue (MAR) basis, excluding Zayo Canada

•	$60 million in planned cost synergies identified for the Zayo Canada business
•	2.7 million shares repurchased in the quarter for a total of $63.2 million

BOULDER, Colo., May 5, 2016 – Zayo Group Holdings, Inc. (“Zayo” or “the Company”) (NYSE: ZAYO), the global leader in Communication Infrastructure, announced results for the three months ended March 31, 2016.

Third fiscal quarter revenue of $478.0 million included $96.1million from Zayo Canada.  Pro forma recurring revenue, excluding Zayo Canada, grew 6% over the previous quarter on an annualized basis, 8% in constant currency.  Adjusted EBITDA of $242.8 million included $18.2 million from Zayo Canada.  Operating income for the quarter decreased $1.2 million from the previous quarter.  Net loss for the third fiscal quarter was ($19.3) million, which was $8.5 million higher than the prior quarters net loss of ($10.8) million.  Basic and diluted net loss per share during the third fiscal quarter was ($0.08).

During the three months ended March 31, 2016, capital expenditures were $185.1 million, including $11.1 million attributed to Zayo Canada.  The Company added 16,515 route miles and 4,077 buildings to its network, including approximately 15,000 and 3,000 from the Allstream acquisition, respectively. As of March 31, 2016, the Company had $215.2 million of cash and $442.1 million available under its revolving credit facility.

Recent Developments

Term Loan Borrowings

On January 15, 2016, the Company entered into an Incremental Amendment (the “Amendment”) to its credit agreement. Under the terms of the Amendment, the Company’s term loan facility was increased by $400 million. The facility bears interest at LIBOR plus 3.5 percent with a minimum LIBOR rate of 1.0 percent. The $400 million add-on was priced at 99.0 percent. No other terms of the credit agreement were amended.

Allstream Acquisition

On January 15, 2016, the Company acquired 100% of the equity interest in Allstream, Inc. and Allstream Fiber U.S. Inc. (together “Allstream”) for cash consideration of CAD $422.9 million (or $297.6 million), net of cash acquired. The consideration paid is net of CAD $42.1 million (or $29.6 million) of working capital and other liabilities assumed by the Company in the acquisition. The acquisition was funded with the incremental Term Loan borrowings.

Clearview Acquisition

On April 1, 2016, the Company entered into a Membership Interest Purchase Agreement with the sellers of Clearview International, LLC, a Texas based colocation and cloud infrastructure services provider for cash consideration of $18.9 million.  The acquisition was funded with cash on hand and was considered a stock purchase for tax purposes.

Unsecured Notes Offering

On April 14, 2016, the Company completed a private offering (exempt from registration under the Securities Act of 1933, as amended) of $550 million aggregate principal amount of additional 2025 unsecured notes.  The net proceeds from the offering plus cash on hand (i) were used to repay approximately $196 million of borrowings under the Company’s secured term loan facility, and (ii) will be used to redeem the Company’s remaining $325.6 million 2020 unsecured notes, including the required make-whole premium and accrued interest.

Share Repurchases

During the nine months ended March 31, 2016, the Company repurchased 3,474,120 shares of its outstanding common stock. This amount includes 3,103,350 shares repurchased at an average price of $23.07 per share, or $71.7 million, excluding commissions, under a $500 million, 6-month share repurchase program authorized by the Company’s Board of Directors on November 10, 2015 that is effective through May 9, 2016.

Third Fiscal Quarter 2016 Financial Results

Three Months Ended March 31, 2016 and December 31, 2015

($ in millions)	Three months ended
	March 31,	December 31,
	2016	2015
Revenue	$478.0	$369.6
Annualized revenue growth	117%
Operating income	57.5	58.7
Income/(loss) from operations before income taxes	(11.5)	0.3
Provision for income taxes	7.8	11.1
Net loss	$(19.3)	$(10.8)

Adjusted EBITDA	$242.8	$218.9
Annualized Adjusted EBITDA growth	44%
Adjusted EBITDA margin	51%	59%

Unlevered free cash flow	$57.7	$46.5

Levered free cash flow/(deficit)	$11.3	$(26.2)

Three Months Ended March 31, 2016 and March 31, 2015

($ in millions)	Three months ended
	March 31,	March 31,
	2016	2015
Revenue	$478.0	$340.7
Revenue growth	40%
Operating income	57.5	56.7
Loss from operations before income taxes	(11.5)	(72.1)
Provision/(benefit) for income taxes	7.8	(18.4)
Net Loss	$(19.3)	$(53.7)

Adjusted EBITDA	$242.8	$199.0
Adjusted EBITDA growth	22%
Adjusted EBITDA margin	51%	58%

Unlevered free cash flow	$57.7	$68.9

Levered free cash flow	$11.3	$38.4

Conference Call

Zayo will hold a conference call to report third fiscal quarter 2016 results at 5:00 pm. EST, May 5, 2016. The dial in number for the call is 800-941-1366. A live webcast of the call can be found in the investor relations section of Zayo’s website or can be accessed directly at https://cc.readytalk.com/r/d6t2d4fxuo3v&eom. During the call, the Company will review an Earnings Presentation that summarizes the financial, operational and commercial highlights of the quarter, which can be found at http://investors.zayo.com/earnings-releases.  The Company’s Supplemental Earnings Information presentation will be made available in the investor relations section of Zayo’s website after the conclusion of the conference call.

About Zayo

Zayo Group Holdings, Inc. (NYSE: ZAYO) provides communications infrastructure services, including fiber and bandwidth connectivity, colocation and cloud services to the world’s leading businesses. Customers include wireless and wireline carriers, media and content companies and finance, healthcare and other large enterprises. Zayo’s 112,000-mile network in North America and Europe includes extensive metro connectivity to thousands of buildings and data centers. In addition to high-capacity dark fiber, wavelength, Ethernet and other connectivity solutions, Zayo offers colocation and cloud services in its carrier-neutral data centers. Zayo provides clients with flexible, customized solutions and self-service through Tranzact, an innovative online platform for managing and purchasing bandwidth and services. For more information, visit zayo.com.

Forward Looking Statements

Information contained in this earnings release that is not historical by nature constitutes “forward-looking statements” which can be identified by the use of forward-looking terminology such as “believes,” “expects,” “plans,” “intends,” “estimates,” “projects,” “could,” “may,” “will,” “should,” or “anticipates” or the negatives thereof, other variations thereon or comparable terminology, or by discussions of strategy. No assurance can be given that future results expressed or implied by the forward-looking statements will be achieved and actual results may differ materially from those contemplated by the forward-looking statements. Such statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to the Company’s financial and operating prospects, current economic trends, future opportunities, ability to retain existing customers and attract new ones, outlook of customers, and strength of competition and pricing.  In addition, there is risk and uncertainty in the Company’s acquisition strategy including our ability to integrate acquired companies and assets.  Specifically there is a risk associated with our recent acquisitions, and the benefits thereof, including financial and operating results and synergy benefits that may be realized from these acquisitions and the timeframe for realizing these benefits.  Other factors and risks that may affect our business and future financial results are detailed in the “Risk Factors” section of our Annual Report on Form 10-K filed with the SEC on September 18, 2015 (our “Annual Report”).  We caution you not to place undue reliance on these forward-looking statements, which speak only as of their respective dates. We undertake no obligation to publicly update or revise forward-looking statements to reflect events or circumstances after releasing this supplemental information or to reflect the occurrence of unanticipated events, except as required by law.

This earnings release should be read together with the Company’s unaudited condensed consolidated financial statements and notes thereto for the quarter ended March 31, 2016 included in the Company’s Quarterly Report on Form 10-Q to be filed with the SEC on May 5, 2016 and the Company’s audited consolidated financial statements and notes thereto for the year ended June 30, 2015 included in the Company’s Annual Report.

Pro Forma Financial Data

Acquisitions have been, and are expected to continue to be, a component of the Company’s strategy. In this earnings release, the Company sets forth its pro-forma annualized revenue growth rate for the current fiscal quarter.  This pro-forma measure is intended to provide additional information regarding such rates of growth on a more comparable basis than would be provided without such pro-forma adjustments.

Non-GAAP Financial Measures

The Company provides financial measures that are not defined under generally accepted accounting principles in the United States, or GAAP, including Adjusted EBITDA, Adjusted EBITDA Margin, unlevered free cash flow, adjusted unlevered free cash flow, and levered free cash flow.

Adjusted EBITDA is defined as earnings/(loss) from continuing operations before interest, income taxes, depreciation, and amortization (“EBITDA”) adjusted to exclude acquisition or disposal-related transaction costs, losses on extinguishment of debt, stock-based compensation, unrealized foreign currency gains/ (losses) on intercompany loans, and non-cash income/(loss) on equity and cost method investments.  Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Unlevered free cash flow is defined as Adjusted EBITDA minus purchases of property and equipment, net of stimulus grants. Levered free cash flow is defined as operating cash flow minus purchases of property and equipment, net of stimulus grants.  These measures are not measurements of our financial performance under GAAP and should not be considered in isolation or as alternatives to net income, net cash flows provided by operating activities, total net cash flows or any other performance measures derived in accordance with GAAP or as alternatives to net cash flows from operating activities or total net cash flows as measures of our liquidity.

We use Adjusted EBITDA to evaluate our operating performance and liquidity. In addition to Adjusted EBITDA, management uses unlevered free cash flow, which measures the ability of Adjusted EBITDA to cover capital expenditures. Adjusted EBITDA is a performance rather than cash flow measure. Correlating our capital expenditures to our Adjusted EBITDA does not imply that we will be able to fund such capital expenditures solely with cash from operations. In addition to these measures, we use levered free cash flow as a measure to evaluate cash generated through normal operating activities.  These metrics are among the primary measures used by management for planning and forecasting future periods. We believe the presentation of Adjusted EBITDA is relevant and useful for investors because it allows investors to view results in a manner similar to the method used by management and make it easier to compare our results with the results of other companies that have different financing and capital structures.  We believe that the presentation of levered free cash flow is relevant and useful to investors because it provides a measure of cash available to pay the principal on our debt and pursue acquisitions of businesses or other strategic investments or uses of capital.

We also monitor Adjusted EBITDA because our subsidiaries have debt covenants that restrict their borrowing capacity that are based on a leverage ratio, which utilizes a modified EBITDA, as defined in our credit agreement and the indentures governing our notes.  The modified EBITDA is consistent with our definition of Adjusted EBITDA; however, it includes the pro forma Adjusted EBITDA of and expected cost synergies from the companies acquired by us during the quarter for which the debt compliance certification is due.  Adjusted EBITDA results, along with the quantitative and qualitative information, are also utilized by management and our Compensation Committee, as an input for determining incentive payments to employees.

Adjusted EBITDA has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results of operations and operating cash flows as reported under GAAP.  For example, Adjusted EBITDA:

▪	does not reflect capital expenditures, or future requirements for capital and major maintenance expenditures or contractual commitments;
▪	does not reflect changes in, or cash requirements for, our working capital needs;
▪	does not reflect the interest expense, or the cash requirements necessary to service the interest payments, on our debt; and
▪	does not reflect cash required to pay income taxes.

Unlevered free cash flow and adjusted unlevered free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. For example, unlevered free cash flow:

▪	does not reflect changes in, or cash requirements for, our working capital needs;
▪	does not reflect the interest expense, or the cash requirements necessary to service the interest payments, on our debt; and
▪	does not reflect cash required to pay income taxes.

Levered free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP.  For example, levered free cash flow:

▪	does not reflect principal payments on debt;
▪	does not reflect principal payments on capital lease obligations;
▪	does not reflect dividend payments, if any; and
▪	does not reflect the cost of acquisitions.

Our computation of Adjusted EBITDA, unlevered free cash flow, and levered free cash flow may not be comparable to other similarly titled measures computed by other companies because all companies do not calculate these measures in the same fashion.

Because we have acquired numerous entities since our inception and incurred transaction costs in connection with each acquisition, borrowed money in order to finance our operations and acquisitions, and used capital and intangible assets in our business, and because the payment of income taxes is necessary if we generate taxable income after the utilization of our net operating loss carry forwards, any measure that excludes these items has material limitations.  As a result of these limitations, these measures should not be considered as a measure of discretionary cash available to us to invest in the growth of our business or as a measure of our liquidity.  See “Reconciliation of Non-GAAP Financial Measures” for a quantitative reconciliation of Adjusted EBITDA to net income/(loss) and for a quantitative reconciliation of unlevered free cash flow and levered free cash flow to net cash provided by operating activities.

Annualized revenue and annualized Adjusted EBITDA are derived by multiplying the total revenue and Adjusted EBITDA, respectively, for the most recent quarterly period by four. Our computations of annualized revenue and annualized Adjusted EBITDA may not be representative of our actual annual results.

Measures referred to as being calculated on a constant currency basis are intended to present the relevant information assuming a constant exchange rate between the two periods being compared. Such metrics are calculated by applying the currency exchange rates used in the preparation of the prior period financial results to the subsequent period results.

Tables reconciling non-GAAP measures are included in the Reconciliation of Non-GAAP Financial Measures section of this presentation.  A glossary of terms used throughout is available under the investor section of the Company’s website at http://investors.zayo.com/glossary.

Consolidated Financial Information

Consolidated Statements of Operations

(in millions, except per share data)	Three months ended		Nine months ended
	March 31,		March 31,
	2016	2015	2016	2015
Revenue	$478.0	$340.7	$1,214.4	$985.2
Operating costs and expenses
Operating costs (excluding depreciation and amortization)	170.8	100.9	396.0	306.0
Selling, general and administrative expenses	112.5	83.0	282.1	271.9
Depreciation and amortization	137.2	100.1	368.0	293.0
Total operating costs and expenses	420.5	284.0	1,046.1	870.9
Operating income	57.5	56.7	168.3	114.3
Other expenses
Interest expense	(57.7)	(60.7)	(162.7)	(161.0)
Loss on extinguishment of debt	—	(54.9)	—	(85.8)
Foreign currency loss on intercompany loans	(11.1)	(13.2)	(28.9)	(41.2)
Other expense, net	(0.2)	—	(0.4)	(0.1)
Total other expenses, net	(69.0)	(128.8)	(192.0)	(288.1)
Loss from operations before income taxes	(11.5)	(72.1)	(23.7)	(173.8)
Provision/(benefit) for income taxes	7.8	(18.4)	21.6	(13.4)
Net loss	$(19.3)	$(53.7)	$(45.3)	$(160.4)

Weighted-average shares used to compute net loss per share:
Basic and diluted	243.3	239.6	243.7	232.9
Net loss per share:
Basic and diluted	$(0.08)	$(0.22)	$(0.19)	$(0.69)

Consolidated Balance Sheets

($ in millions, except share amounts)	March 31,	June 30,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$215.2	$308.6
Trade receivables, net of allowance of $4.7 and $3.4 as of March 31, 2016 and June 30, 2015, respectively	134.8	88.0
Due from related parties	0.1	0.6
Prepaid expenses	58.0	37.3
Deferred income taxes, net	129.8	129.5
Other assets	16.2	3.9
Total current assets	554.1	567.9
Property and equipment, net	4,033.7	3,299.2
Intangible assets, net	936.1	948.3
Goodwill	1,219.6	1,224.4
Other assets	89.7	54.8
Total assets	$6,833.2	$6,094.6
Liabilities and stockholders' equity
Current liabilities
Current portion of long-term debt	$20.5	$16.5
Accounts payable	75.1	40.0
Accrued liabilities	240.5	182.2
Accrued interest	59.5	57.2
Capital lease obligations, current	5.5	4.4
Deferred revenue, current	127.6	86.6
Total current liabilities	528.7	386.9
Long-term debt, non-current	4,036.8	3,652.2
Capital lease obligation, non-current	32.8	28.3
Deferred revenue, non-current	782.4	612.7
Deferred income taxes, net	168.4	174.7
Other long-term liabilities	57.9	28.6
Total liabilities	5,607.0	4,883.4

Stockholders' equity
Preferred stock, $0.001 par value - 50,000,000 shares authorized; no shares issued and outstanding as of March 31, 2016 and June 30, 2015, respectively	$—	$—
Common stock, $0.001 par value - 850,000,000 shares authorized; 242,228,906 and 243,008,679 shares issued and outstanding as of March 31, 2016 and June 30, 2015, respectively	0.2	0.2
Additional paid-in capital	1,745.8	1,705.8
Accumulated other comprehensive income/(loss)	12.4	(7.9)
Accumulated deficit	(532.2)	(486.9)
Total stockholders' equity	1,226.2	1,211.2
Total liabilities and stockholders' equity	$6,833.2	$6,094.6

Consolidated Statements of Cash Flows

($ in millions)	Nine months ended March 31,
	2016	2015
Cash flows from operating activities
Net loss	$(45.3)	$(160.4)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	368.0	293.0
Loss on extinguishment of debt	—	85.8
Non-cash interest expense	9.1	16.3
Stock-based compensation	122.5	157.8
Amortization of deferred revenue	(66.6)	(52.9)
Additions to deferred revenue	145.4	123.6
Foreign currency loss on intercompany loans	28.9	41.2
Excess tax benefit from stock-based compensation	(7.9)	—
Deferred income taxes	14.3	(20.1)
Provision for bad debts	3.1	1.3
Non-cash loss on investments	1.2	0.5
Changes in operating assets and liabilities, net of acquisitions
Trade receivables	15.3	(18.5)
Prepaid expenses	20.3	(3.5)
Receivables from related parties, net	0.5	—
Accounts payable and accrued liabilities	(44.7)	(46.4)
Other assets and liabilities	(26.3)	(7.3)
Net cash provided by operating activities	537.8	410.4
Cash flows from investing activities
Purchases of property and equipment	(516.7)	(374.9)
Acquisition of Allstream, net of cash acquired	(297.6)	—
Acquisition of Viatel, net of cash acquired	(102.7)	—
Acquisition of Dallas Data Center, net of cash acquired	(16.7)	—
Acquisition of Latysis Holdings, LLC, net of cash acquired	—	(677.5)
Acquisition of IdeaTek Systems, Inc., net of cash acquired	—	(53.6)
Acquisition of Neo Telecoms, net of cash acquired	—	(73.9)
Acquisition of Atlanta Nap, net of cash acquired	—	(52.5)
Acquisition of CoreXchange, LLC, net of cash acquired	—	0.3
Other	—	(0.1)
Net cash used in investing activities	(933.7)	(1,232.2)
Cash flows from financing activities
Proceeds from equity offerings and contributions	—	413.7
Direct costs associated with initial public offering	—	(26.5)
Proceeds from debt	395.2	1,437.3
Principal payments on long-term debt	(13.4)	(939.8)
Payment of early redemption fees on debt extinguished	—	(62.6)
Principal payments on capital lease obligations	(3.3)	(2.4)
Payment of debt issue costs	(2.9)	(18.8)
Common stock repurchases	(81.1)	—
Excess tax benefit from stock-based compensation	7.9	—
Net cash provided by financing activities	302.4	800.9
Net cash flows	(93.5)	(20.9)
Effect of changes in foreign exchange rates on cash	0.1	(2.8)
Net decrease in cash and cash equivalents	(93.4)	(23.7)
Cash and cash equivalents, beginning of year	308.6	297.4
Cash and cash equivalents, end of period	$215.2	$273.7

Reconciliation of Non-GAAP Financial Measures

Adjusted EBITDA and Cash Flow Reconciliation	Three months ended
($ in millions)	March 31,	December 31,	March 31,
	2016	2015	2015
Reconciliation of Adjusted EBITDA:
Net loss	(19.3)	(10.8)	(53.7)
Interest expense	57.7	51.2	60.7
Provision/(benefit) for income taxes	7.8	11.1	(18.4)
Depreciation and amortization	137.2	113.7	100.1
Transaction costs	14.2	3.3	1.5
Stock-based compensation	33.5	42.9	40.7
Loss on extinguishment of debt	—	—	54.9
Foreign currency loss on intercompany loans	11.1	7.1	13.2
Non-cash loss on investments	0.6	0.4	—
Adjusted EBITDA	$242.8	$218.9	$199.0

Reconciliation of unlevered free cash flow:
Net cash provided by operating activities:	$196.4	$146.2	$168.5
Cash paid for income taxes	4.7	2.0	1.9
Cash paid for interest, net of capitalized interest	32.5	83.2	32.2
Transaction costs	14.2	3.3	1.5
Provision for bad debts	(0.6)	(1.9)	(0.4)
Additions to deferred revenue	(58.8)	(36.9)	(39.5)
Amortization of deferred revenue	24.7	21.5	18.3
Other changes in operating assets and liabilities	29.7	1.5	16.5
Adjusted EBITDA	242.8	218.9	199.0
Purchases of property and equipment	(185.1)	(172.4)	(130.1)
Unlevered Free Cash Flow	$57.7	$46.5	$68.9

Reconciliation of levered free cash flow:
Net cash provided by operating activities	$196.4	$146.2	$168.5
Purchases of property and equipment, net	(185.1)	(172.4)	(130.1)
Levered free cash flow/(deficit), as defined	$11.3	$(26.2)	$38.4

Reconciliation of Non-GAAP Financial Measures cont.

Adjusted EBITDA and Cash Flow Reconciliation	Three months ended March 31, 2016
($ in millions)	Zayo	Zayo	Consolidated Excluding
	Consolidated	Canada	Zayo Canada
Reconciliation of Adjusted EBITDA:
Net loss	(19.3)	(5.6)	(13.7)
Interest expense	57.7	0.1	57.6
Provision/(benefit) for income taxes	7.8	—	7.8
Depreciation and amortization	137.2	13.0	124.2
Transaction costs	14.2	10.6	3.6
Stock-based compensation	33.5	0.1	33.4
Foreign currency loss on intercompany loans	11.1	—	11.1
Non-cash loss on investments	0.6	—	0.6
Adjusted EBITDA	$242.8	$18.2	$224.6

Reconciliation of unlevered free cash flow:
Net cash provided by operating activities:	$196.4	$4.1	$192.3
Cash paid for income taxes	4.7	—	4.7
Cash paid for interest, net of capitalized interest	32.5	—	32.5
Transaction costs	14.2	10.6	3.6
Provision for bad debts	(0.6)	0.1	(0.7)
Additions to deferred revenue	(58.8)	(1.5)	(57.3)
Amortization of deferred revenue	24.7	0.9	23.8
Other changes in operating assets and liabilities	29.7	4.0	25.7
Adjusted EBITDA	242.8	18.2	224.6
Purchases of property and equipment	(185.1)	(11.1)	(174.0)
Unlevered Free Cash Flow	$57.7	$7.1	$50.6

Reconciliation of levered free cash flow:
Net cash provided by operating activities	$196.4	$4.1	$192.3
Purchases of property and equipment, net	(185.1)	(11.1)	(174.0)
Levered free cash flow/(deficit), as defined	$11.3	$(7.0)	$18.3

Investor Relations:

(720) 306-7556

IR@zayo.com